UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)    Title of each class of securities to which transaction applies:
(2)    Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)    Proposed maximum aggregate value of transaction:
(5)    Total fee paid:
☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:
(2)    Form, Schedule or Registration Statement No.:
(3)    Filing Party:
(4)    Date Filed:

One Williams Center
Tulsa, Oklahoma 74172

MICHAEL N. MEARS
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER OF THE
GENERAL PARTNER
February 23, 2015
To our Limited Partners:
You are cordially invited to attend the 2015 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on Thursday, April 23, 2015 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our Annual Report and Form 10-K for the fiscal year ended December 31, 2014.
At this year’s meeting, you will be asked to elect three Class I directors to our general partner’s board of directors, approve an advisory resolution on our executive compensation and ratify the appointment of Ernst & Young LLP as our independent auditors for 2015. The board of directors of our general partner unanimously recommends that you approve each of these proposals. I urge you to read the accompanying proxy statement for further details about the proposals.
Your vote is important to us and our business. Except on the ratification of our independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. We look forward to your participation.
Sincerely,

Michael N. Mears

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS
TO BE HELD ON APRIL 23, 2015

To the Limited Partners of Magellan Midstream Partners, L.P.:
The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 23, 2015 at 10:00 a.m. Central Time to consider the following matters:
1.    The election of three Class I directors to our general partner’s board of directors to serve until the 2018 annual meeting of limited partners;
2.     An advisory vote on executive compensation;
3.    The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2015; and
4.    The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposals.
Only unitholders of record at the close of business on February 23, 2015 are entitled to attend or vote at the annual meeting or any recommencement thereof following any adjournments.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting to Be Held on April 23, 2015
In addition to delivering paper copies of these proxy materials to you by mail, this notice together with the accompanying proxy statement, form of proxy and 2014 annual report are available at www.magellanlp.com.

Your vote is important! Except on the ratification of our independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.
By Order of the Board of Directors
of Magellan GP, LLC, general partner
of Magellan Midstream Partners, L.P.
Suzanne H. Costin
Secretary
Tulsa, Oklahoma
February 23, 2015

MAGELLAN MIDSTREAM PARTNERS, L.P.
Proxy Statement
For
Annual Meeting of Limited Partners
To Be Held on April 23, 2015
These proxy materials, which we will begin mailing to our unitholders on or about March 5, 2015, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at Magellan Midstream Partners, L.P.’s 2015 annual meeting of limited partners or at any recommencement thereof following any adjournments (the "annual meeting"). The annual meeting will be held in the Williams Resource Center on April 23, 2015 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma 74172. Holders of record of common units at the close of business on February 23, 2015 were entitled to notice of, and are entitled to vote at, the annual meeting and any recommencement thereof following any adjournments, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors will be required to set a new record date. Unless otherwise indicated, the terms "Partnership," "Magellan," "our," "we," "us" and similar terms refer to Magellan Midstream Partners, L.P., together with its subsidiaries.
Proposals
At our annual meeting, we are asking our unitholders to consider and act upon the election of three Class I directors to serve on our general partner’s board of directors until our 2018 annual meeting (the "Director Election Proposal"), an advisory vote on executive compensation (the "Executive Compensation Proposal") and the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2015 (the "Ratification of Appointment of Independent Auditor Proposal").
Director Election Proposal
Directors serving on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. On the Director Election Proposal, you may: (1) vote for the election of all nominees named herein; (2) withhold authority to vote for all nominees named herein; or (3) vote for the election of one or two of the nominees and withhold authority to vote for the other nominee(s).
Executive Compensation Proposal
The Executive Compensation Proposal is an advisory vote by our unitholders required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Although the advisory vote is non-binding, our compensation committee and the board of directors of our general partner will review the results and give serious consideration to the outcome of the vote. On the Executive Compensation Proposal, you may: (1) vote for the resolution; (2) vote against the resolution; or (3) abstain from voting on the resolution.
Ratification of Appointment of Independent Auditor Proposal
The independent registered public accounting firm of Ernst & Young LLP has been appointed by our audit committee to conduct the 2015 audit of our financial statements. Although unitholder ratification of the appointment of Ernst & Young LLP is advisory and not required, our audit committee and general partner's board of directors will review the results and give serious consideration to the outcome of the vote.
Outstanding Common Units Held on Record Date
As of the record date, there were 227,426,329 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.
Quorum Required
The presence, in person or by proxy, of the holders, as of the record date, of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposals at the annual meeting. Withheld and abstention votes will count as present for purposes of establishing a quorum at the annual meeting.

Abstentions and Broker Non-Votes
A "broker non-vote" occurs when a bank, broker or other holder of record holding units for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the applicable rules of the New York Stock Exchange ("NYSE"), brokers are permitted to vote a client’s proxy in their own discretion as to the Ratification of Appointment of Independent Auditor Proposal, but not on the other proposals if the broker has not received instructions from the unitholder. Accordingly, broker non-votes count as votes FOR the Ratification of Appointment of Independent Auditor Proposal, but do not count for voting on any of the other proposals. For purposes of the Director Election Proposal, only votes FOR or WITHHELD count; abstentions and broker non-votes are not counted. If you own units through a broker, you must give the broker instructions to vote your units in the Director Election Proposal and the Executive Compensation Proposal or your units will not be voted.
How to Vote
You may vote by internet, telephone, mail or in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by following the internet or telephone voting instructions on the proxy card or complete, sign and mail your proxy card in advance of the annual meeting.
Internet
Please go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card. Voting by internet is the fastest and lowest cost medium for voting your proxy.
Telephone
Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.
Mail
Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units will be represented at the annual meeting.
In Person
If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units as of the record date.
Revoking Your Proxy or Changing Your Telephone or Internet Vote
You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.
You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 23, 2015 will be counted.
You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 23, 2015 will be counted.

Solicitation and Mailing of Proxies
The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. We expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees of Morrow & Co., LLC are $9,000, plus reimbursement of its reasonable out-of-pocket costs.
Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. Unitholders at a shared address to which a single copy of the proxy materials was delivered who would like to receive a separate or additional copy of the proxy materials (including with respect to those materials or other communications that may be delivered to unitholders in connection with future annual or special meetings of unitholders) should contact Morrow & Co., LLC at the contact information set forth below, and, upon receipt of such request, a separate copy of the proxy materials will be promptly provided. Unitholders who currently receive multiple copies of the proxy materials at their shared address and would like to request only one copy of any future materials or other communications should notify Morrow & Co., LLC of the same at the contact information set forth below. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:
Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
Email: MMP.info@morrowco.com
Phone (unitholders): (800) 245-1502
Phone (banks and brokerage firms): (203) 658-9400
Other Matters for the 2015 Annual Meeting
We know of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in our best interests. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting to Be Held on April 23, 2015
This proxy statement together with a form of proxy and our 2014 annual report to unitholders are available at www.magellanlp.com.

DIRECTOR ELECTION PROPOSAL
We are a limited partnership. We do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner. However, our general partner is a wholly owned subsidiary of ours.
The total number of directors on our general partner’s board of directors is currently set at eight, and there is one vacancy. Proxies cannot be voted for a greater number of persons than the number of director nominees named. The terms of the directors of our general partner’s board are "staggered", and the directors are divided into three classes. One class of directors is elected at each annual meeting, and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to our general partner's board of directors to fill a vacancy, that director must be elected by our unitholders at the next annual meeting, regardless of the class in which the director is placed.
The Chairman of our general partner’s board of directors is also our President and Chief Executive Officer ("CEO"). Our general partner’s board of directors believes this board leadership structure is appropriate because our CEO works closely with our management team on a daily basis and is in the most knowledgeable position to determine the timing for board meetings and propose agendas for those meetings. However, any director can establish agenda items for a board meeting. As required by the rules of the NYSE, our general partner’s board of directors has appointed Barry R. Pearl to preside at meetings of our independent directors. In addition, Mr. Pearl delivers the annual performance appraisal to our CEO and receives calls intended for our general partner’s board of directors through our Action Line. For more information about contacting our general partner’s board of directors, please see the section below entitled "Corporate Governance - Communications to our Board of Directors."
At the annual meeting, our unitholders will consider and act upon a proposal to elect three Class I directors to our general partner’s board of directors to serve until the 2018 annual meeting. Each nominee has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.
Information concerning the Class I director nominees, along with information concerning the current Class II and Class III directors whose terms of office will continue after the annual meeting, is set forth below.
CLASS I DIRECTOR NOMINEES — If Elected, Term Expires at the 2018 Annual Meeting of Limited Partners
Robert G. Croyle, 72, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of Magellan Midstream Holdings, L.P. ("MGG"), a former affiliate. He served as Vice Chairman of the Board and Chief Administrative Officer of Rowan Companies, Inc., a major international offshore and land drilling contractor, from 2002 until 2006, and as Executive Vice President from 1993 to 2002. Prior to 1993, Mr. Croyle served as Vice President and General Counsel of Rowan Companies, Inc. He served as a director of Rowan Companies, Inc. from 1998 until 2013 and served as a director of Boots & Coots International Well Control, Inc. from 2007 until its acquisition by Halliburton in 2010. Mr. Croyle is qualified to serve on our general partner’s board of directors because of his knowledge of the energy industry and extensive management and legal experience. Mr. Croyle's nomination was recommended by our general partner’s board of directors.
Stacy P. Methvin, 58, was nominated on January 27, 2015 by our general partner’s board of directors and, if elected, will be an independent director effective April 23, 2015. From 2011 until her retirement in 2012, Ms. Methvin was Vice President, Refining Margin Optimization of Shell Oil Company (“Shell”), and from 2009 until 2010, she was Vice President, Global Distribution of Shell. She also held various other operational and management roles in the upstream, downstream and chemical businesses during her tenure at Shell and its subsidiaries that began in 1979, including President, Shell Louisiana E&P Company, President, Shell Deer Park Refining Company, President, Shell Pipeline Company LP, President, Shell Chemical LP, and Vice President, Strategy and Portfolio for the downstream business. She currently serves as a director of Pioneer Natural Resources Co. and Vice Chair of Marquard & Bahls AG. Ms. Methvin is qualified to serve on our general partner’s board of directors because of her extensive experience in various sectors of the petroleum and energy industry. Ms. Methvin's nomination was recommended by our general partner's board of directors.
Barry R. Pearl, 65, has served as an independent director of our general partner since 2009. He is Executive Vice President of Kealine LLC (and its WesPac Midstream LLC affiliate), a private developer and operator of petroleum infrastructure facilities, and has served in such capacity since 2007. From 2006 to 2007, he was an energy consultant. From 2002 to 2005, Mr. Pearl served as President and CEO of TEPPCO Partners, L.P. ("TEPPCO"), a refined products, crude oil and natural gas pipeline company, and as COO and President from 2001 to 2002. In addition, he served as a director of the general partner of TEPPCO from 2002 through 2005. From 1998 to 2001, he served as Vice President and Chief Financial Officer ("CFO") of Maverick Tube Corporation. He served in various executive positions for Santa Fe Pacific Pipeline Partners, L.P., a refined products pipeline company, from 1984 to 1998, including Vice President of Operations, Senior Vice President ("SVP") of Business Development and Planning and CFO. He serves as a director of Kayne Anderson Energy Development Company, Kayne

Anderson Midstream/Energy Fund and the general partner of Targa Resources Partners, L.P. He served as a director of Seaspan Corporation from 2006 until 2010. Mr. Pearl is qualified to serve on our general partner’s board of directors because of his extensive operational and financial experience within the energy and publicly traded partnership sector. Mr. Pearl's nomination was recommended by our general partner’s board of directors.

CLASS II DIRECTORS — Term Expires at the 2016 Annual Meeting of Limited Partners
Walter R. Arnheim, 70, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of MGG. From 2000 until 2002, he was Executive Director of the Washington National Opera and was previously employed by Mobil Corporation for 32 years in a number of positions of increasing responsibility including Vice President of Planning and Treasurer. He currently serves as President of Mozaik Investment, a private equity firm, and on the board of directors of Opera Lafayette. In 2004 and 2005, Mr. Arnheim served on the board of directors of Spinnaker Exploration until its acquisition by Norsk Hydro.  Mr. Arnheim is qualified to serve on our general partner’s board of directors because of his extensive energy-related experience in finance and strategic planning.
Patrick C. Eilers, 48, has served as a director of our general partner since 2003 and has been an independent director since 2009. He served as a director of the general partner of MGG from 2003 until 2009. Mr. Eilers is a Managing Director of Madison Dearborn Partners, LLC, a private equity firm, overseeing the firm’s energy, power and chemicals practice. Prior to joining Madison Dearborn Partners in 1999, he served as a Director with Jordan Industries, Inc., a private holding company, and as an Associate with IAI Venture Capital, Inc., a venture capital firm. He also played professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995. Mr. Eilers is qualified to serve on our general partner’s board of directors because of his financial and private equity experience with a variety of industries.
CLASS III DIRECTORS — Term Expires at the 2017 Annual Meeting of Limited Partners
James C. Kempner, 75, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of MGG. Since 2001, Mr. Kempner has been a private investor. He served as the President and CEO of Imperial Sugar Company ("Imperial"), a major refiner of sweeteners and marketer of food service products, from 1993 to 2001 and as Executive Vice President and CFO from 1988 to 1993. Prior to joining Imperial, Mr. Kempner served for more than 10 years in several executive positions with Pogo Producing Company, an international oil and gas exploration company, including Treasurer and CFO. His career also includes nine years of investment banking experience with Lehman Brothers in the oil services industry. He is qualified to serve on our general partner’s board of directors because of his extensive experience in finance and management.
Michael N. Mears, 52, currently serves as Chairman of the Board, President and CEO of our general partner. From 2008 through 2011, he served as Chief Operating Officer. Mr. Mears was a SVP of our general partner from 2003 through 2008. Prior to joining us in 2002, he served as a Vice President of subsidiaries of The Williams Companies, Inc. ("Williams") from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. He is qualified to serve on our general partner’s board of directors because of his extensive commercial and operational experience in the energy industry, including his familiarity with our business as a result of his position as President and CEO.
James R. Montague, 67, has served as an independent director of our general partner since 2003. He has been retired since 2003. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico, Inc., an oil and gas exploration and production business. From 1996 to 2001, he served as President of two subsidiaries of International Paper Company ("International Paper"), IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper’s mineral holdings. From 2001 to 2012, Mr. Montague served as a director of the general partner of Penn Virginia Partners, L.P. He currently serves as a director of Atwood Oceanics, Inc. He is qualified to serve on our general partner’s board of directors because of his extensive experience in various sectors of the petroleum industry.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE "FOR" THE ELECTION OF ROBERT G. CROYLE, STACY P. METHVIN AND BARRY R. PEARL TO CLASS I OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

EXECUTIVE COMPENSATION PROPOSAL
We are seeking advisory unitholder approval of the compensation of our named executive officers ("NEOs") as disclosed in the section of this proxy statement entitled "Compensation of Directors and Executive Officers." Our compensation philosophy is designed to link each executive officer’s compensation to the achievement of our business and strategic goals, align their interests with those of our unitholders, recognize individual contributions and attract, motivate and retain highly-talented executive officers. Consistent with this philosophy, the components of our executive officers’ compensation include a base salary, a short-term non-equity award, a long-term equity award and a benefits package. We urge you to read the section below entitled "Compensation Discussion and Analysis," which discusses in detail how our executive compensation program implements our compensation philosophy. Our compensation committee and our general partner’s board of directors believe that our executive compensation program is effective in implementing our compensation philosophy and in achieving its goals.
This Executive Compensation Proposal provides our unitholders with the opportunity to approve or not approve, on an advisory basis, our executive compensation program through the following resolution:
"RESOLVED that the unitholders of Magellan Midstream Partners, L.P. (the "Partnership") approve, on an advisory basis, the compensation of the Partnership’s NEOs, as described in the section in the proxy statement entitled "Compensation of Directors and Executive Officers," in accordance with the compensation disclosure rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narratives accompanying the tables)."
Although the advisory vote is non-binding, our compensation committee and general partner’s board of directors will review the results and give serious consideration to the outcome of the vote in future determinations concerning our executive compensation program.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE "FOR" THE APPROVAL OF THE EXECUTIVE COMPENSATION PROPOSAL.
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR PROPOSAL
Our audit committee is responsible for selecting our independent registered public accounting firm and appointed Ernst & Young LLP to audit our financial statements for 2015. Ernst & Young LLP has audited our financial statements since 2001. Although unitholder ratification of the appointment of Ernst & Young LLP is advisory and not required, our audit committee and general partner's board of directors will review the results and give serious consideration to the outcome of the vote.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR PROPOSAL.
CORPORATE GOVERNANCE
Director Independence
The NYSE rules do not require the boards of directors of publicly traded limited partnerships to be made up of a majority of independent directors. However, with the exception of our Chairman, Michael N. Mears, all of our directors are independent and meet the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission ("SEC"). Based on all relevant facts and circumstances, including a review of all of our business relationships with companies where our directors may also serve as a director, our general partner’s board of directors affirmatively determined, after recommendation by the chairman of our nominating and governance committee, on January 27, 2015 that our independent directors have no material relationship with us or our general partner and meet the following categorical standards that are contained in our Corporate Governance Guidelines, which may be found on our website at www.magellanlp.com:

•
A director will not be considered independent if the director is, or has been within the last three years, our employee, or if an immediate family member of a director is, or has been within the last three years, an executive officer of us; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment.

•
A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member of a director for service as our employee (other than an executive officer).

•
A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

•
A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent.

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or our general partner for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered "companies" for purposes of this test.

Risk Oversight
Our general partner’s board of directors oversees our enterprise risk management practices through an annual enterprise risk assessment and ensures we are adhering to our asset integrity risk program known as the System Integrity Plan ("SIP"). Our SIP is a comprehensive program that helps us identify and minimize the risks inherent in our operations and assets. It is a process-focused approach that defines how we design, construct, operate, maintain and manage our assets. It furthers our commitment to continuous improvement of environmental, health and safety performance. Our general partner’s board of directors receives a report each quarter regarding safety and environmental performance.
Our internal audit group annually conducts an enterprise risk assessment based on the “Internal Control Framework” which was updated in May 2013 and adopted by the Company as of September 30, 2014 and the "Enterprise Risk Management Framework" - Integrated Frameworks issued by the Committee of Sponsoring Organizations of the Treadway Commission, also known as the COSO frameworks. The COSO frameworks effectively identify, assess and assist management and our general partner's board in managing the risks our businesses face, including strategic, operations, financial reporting and compliance and corporate governance risks. Our internal audit group presents the results of this enterprise risk management assessment annually to the audit committee of our general partner’s board of directors. Our audit committee uses the results of this assessment to set the audit schedule for our internal audit group, which reports to our audit committee on a quarterly basis.
In addition to our annual enterprise risk assessment and ongoing asset integrity risk program, we have conducted a compliance and ethics risk assessment to identify, validate and perform an analysis of whether or not we have unacceptable exposure to any laws and regulations applicable to our businesses such as environmental, pipeline safety, employment practices and financial reporting rules and regulations. Our Compliance and Ethics Officer uses the results of this assessment together with input from various internal subject-matter experts to develop focus areas for our Compliance and Ethics Program each year. Our general partner’s board of directors receives an annual report from our Compliance and Ethics Officer as to the actions we have taken in response to the identified focus areas.
Our general partner’s board of directors has developed a Delegation of Authority policy that specifically limits the maximum financial obligations that can be committed by the CEO. In addition, the policy identifies certain transactions or activities that can be approved only by our general partner’s board of directors. One authority reserved by our general partner’s board of directors is the approval of any amendments to our Commodity Management Policy. Our Commodity Management Policy specifically prescribes the type of commodity-related activities that can occur and also prescribes certain maximum commodity exposure limits, above which mitigation plans must be submitted to management. Our general partner's board of directors periodically receives updates from management on commodity-related activities and exposures and also periodically reviews this policy for any needed amendments.

In addition, each quarter in connection with regularly-scheduled board meetings and annually at a strategic planning board meeting, our executive officers report to our general partner’s board of directors on the various material risks facing us and our risk mitigation strategies. Based on the information provided through these various processes, our general partner’s board of directors actively evaluates the risks facing us and provides guidance as to the appropriate risk management strategy.
Meetings of the Board of Directors and its Committees
The board of directors of our general partner held 10 board meetings, eight audit committee meetings, five compensation committee meetings and three nominating and governance committee meetings, which is a total of 26 meetings during 2014. During 2014, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director; and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2014 annual meeting of limited partners, all of our directors were in attendance.
Board Committees
Our general partner’s board of directors has a standing audit committee, compensation committee and nominating and governance committee. Only independent directors serve on the committees. The table below indicates the members of each board committee:

Director	Audit	Compensation	Nominating and Governance
Walter R. Arnheim	Chair		✓
Robert G. Croyle		✓	Chair
Patrick C. Eilers	✓		✓
James C. Kempner		✓	✓
James R. Montague		Chair	✓
Barry R. Pearl	✓		✓
Audit Committee. Our general partner’s board of directors has determined that each member of the audit committee meets the independence and financial literacy requirements of the NYSE and the chairman, Mr. Arnheim, is an audit committee financial expert. Our audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls. More information regarding the functions performed by our audit committee is set forth below in the section entitled "2014 Report of the Audit Committee." Our general partner’s board of directors has adopted a written charter for our audit committee, which is available on our website at www.magellanlp.com.
2014 Report of the Audit Committee
The audit committee of the board of directors of Magellan GP, LLC, acting in its capacity as the general partner of the Partnership, oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The audit committee operates under a written charter approved by the board of directors, a copy of which is available on our website at www.magellanlp.com.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2014. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Partnership’s independent registered public accounting firm, Ernst & Young LLP ("EY"), is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee reviewed with EY their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.
The audit committee has also reviewed and discussed, with both management and EY, management's assessment of the Partnership's internal control over financial reporting. In addition, the audit committee has discussed EY's report on the Partnership's internal control over financial reporting.
The audit committee discussed with EY the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The audit committee received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY's communications with the audit committee concerning independence, and discussed with EY the independence of EY.
Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
Dated: February 20, 2015
Submitted By:
Audit Committee
Walter R. Arnheim, Chair
Patrick C. Eilers
Barry R. Pearl
The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.
Compensation Committee. Our compensation committee makes recommendations to our general partner’s board of directors with respect to all components of our general partner’s executive officers’ and directors’ compensation, with the exception of benefits, which are handled directly by our general partner’s board of directors. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by our compensation committee during 2014. Our general partner’s board of directors has adopted a written charter for our compensation committee, which is available on our website at www.magellanlp.com.
Nominating and Governance Committee. The primary purposes of our nominating and governance committee are to identify and recommend the nomination of individuals qualified to become directors, develop and recommend to our general partner's board of directors our corporate governance guidelines, encourage directors to participate in continuing education programs, oversee the evaluation of our general partner's board of directors and its standing committees, oversee the succession planning for the CEO and executive officer positions of our general partner and assist our general partner's board of directors in its oversight responsibilities regarding our governance. Our general partner’s board of directors has adopted a written charter for our nominating and governance committee, which is available on our website at www.magellanlp.com.
Director Nominations
The minimum qualifications that our nominating and governance committee believes a candidate must meet in order to be recommended for nomination as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com. In addition, our general partner's board of directors has approved certain criteria for assessing director qualifications, which criteria is used when considering new candidates for election to the board. The criteria includes the review and consideration of the current composition of the board, the expertise and talents of the current board members, the independence standards of the NYSE and SEC, the need for financial, energy industry or other specialized expertise, and the experience, skills and diversity, which would best complement those already represented on the board.

Our general partner’s board of directors relies on the nominating and governance committee to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our nominating and governance committee in the same manner as nominees recommended by a member of our nominating and governance committee. For more information on how to nominate an individual to our general partner’s board of directors, please see the section in this proxy statement entitled "Unitholder Proposals for 2016 Annual Meeting of Limited Partners." While our general partner’s board of directors has not adopted a formal policy with respect to director diversity, it considers it important to have a diversity of background, professional experience and education represented on our board and takes into consideration these attributes when evaluating a nominee.
Communications to our Board of Directors
The non-management members of our general partner’s board of directors meet regularly following quarterly board meetings. The presiding director at non-management board member meetings is Barry R. Pearl. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for our general partner's board of directors will be forwarded directly to Mr. Pearl.
EXECUTIVE OFFICERS OF OUR GENERAL PARTNER
Robert L. Barnes, 50, currently serves as SVP, Commercial - Crude Oil, of our general partner. He previously served as VP, Commercial – Crude Oil and Marine Terminals, for Magellan since March 2011. From 2007 through 2011, he served as VP, Terminals, and from 2003 through 2007 as Director, Marine Terminal Services. Prior to joining Magellan, he worked in various staff and management positions within marketing, business and commercial development, operations and environmental since joining Williams in 1987.
Larry J. Davied, 57, currently serves as SVP, Operations and Technical Services, of our general partner. He was previously Vice President, Technical Services from 2007 until 2011 and served as Director, Technical Services from 2003 until 2007. Prior to joining Magellan, he worked for Williams as Director, System Integrity from 1998 to 2003. Mr. Davied was the General Manager, Technical Services with MAPCO Inc. ("MAPCO") from 1993 to 1998. Prior to MAPCO, he worked in various field and engineering leadership positions in gas processing, liquid pipeline transportation, refining, chemical plants and terminals in the oil and gas industry.
Lisa J. Korner, 53, currently serves as SVP, Human Resources and Administration, of our general partner. She served as Vice President, Human Resources and Director of Human Resources of our general partner from 2002 to 2006. Prior to joining us in 2002, she served as Executive Director of Human Resources Strategy and Human Resources — Information Systems for Williams from 2001 to 2002 and served as Director of Human Resources for Williams from 1999 to 2001. Ms. Korner also worked in various human resources management positions with MAPCO and Williams since 1989.
Douglas J. May, 44, currently serves as SVP, General Counsel, Compliance and Ethics Officer and Assistant Secretary of our general partner. He served as Vice President and Assistant General Counsel of our general partner from 2011 until 2012. Mr. May joined us in February 2011 as Associate General Counsel. Prior to joining us in 2011, Mr. May was a shareholder at the Tulsa, Oklahoma office of GableGotwals law firm, specializing in securities law, mergers and acquisitions and energy transactions. He was elected a GableGotwals shareholder in 2003 and served on the firm's board of directors from 2008 until 2011. Prior to joining GableGotwals in 2001, Mr. May held various legal positions with Williams and served as an associate attorney at Skadden, Arps, Slate, Meagher & Flom.
Michael N. Mears, 52, currently serves as Chairman of the Board, President and CEO of our general partner. From 2008 through 2011, he served as COO of our general partner. Mr. Mears was a SVP of our general partner from 2003 through 2008. Prior to joining us in 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985.
Michael P. Osborne, 48, currently serves as SVP and CFO of our general partner. He served as SVP, Finance and Accounting since joining Magellan in November 2013. Mr. Osborne formerly worked for Ernst & Young LLP from 1990 until joining us, serving as an audit partner since 2002. While at Ernst & Young LLP, he primarily served public and private companies in the upstream and midstream energy industry.
Brett C. Riley, 45, currently serves as SVP, Business Development, of our general partner. Prior to joining us in 2003, Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from 2000 until 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. Mr. Riley also worked in various financial positions with MAPCO and Williams since 1992.

Jeff R. Selvidge, 54, currently serves as SVP, Commercial - Refined Products, of our general partner. He was Vice President, Transportation, from 2007 to 2011. From 2003 through 2007, he served as Director, Transportation Marketing and Development. Prior to joining us in 2003, he worked for Williams in a variety of roles in the commercial group since joining Williams in 1990. From 1985 through 1990, Mr. Selvidge worked for Conoco in various engineering and business development positions in the natural gas gathering, processing and natural gas liquids business.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Our compensation program is administered by our compensation committee and consists of the following four components: (i) base salary; (ii) the Long-Term Incentive Plan ("LTIP"); (iii) annual non-equity incentive program ("AIP"); and (iv) health and retirement benefits. The objective of our compensation program is to compensate our NEOs in a manner that: (i) links our executive officers’ compensation to the achievement of our business and strategic goals; (ii) aligns their interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.
Our NEOs for 2014 include the following executive officers: our CEO, CFO, former CFO and the top three other highest paid executive officers of our general partner as follows:

NEO	Title
Michael N. Mears	CEO and President
Michael P. Osborne	SVP, CFO
John D. Chandler	Former SVP, CFO
Brett C. Riley	SVP, Business Development
Douglas J. May	SVP, General Counsel and Compliance and Ethics Officer
Jeff R. Selvidge	SVP, Commercial - Refined Products
2014 Executive Compensation Highlights
We believe that target compensation for our NEOs should be competitive with our peer group and any rewards should be directly linked to the rewards of our unitholders. The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. In summary:

•	In addition to being market competitive, we believe that rewards should be competitive with our peer group and based on the performance of our partnership and the individual executive.

•
We do not maintain formal employment agreements with our executive officers, thus base salaries and the receipt of awards under the LTIP and AIP are determined according to the compensation philosophy and review processes instituted by our compensation committee.

•	Our compensation programs are designed to drive performance that creates long-term value for our unitholders.

•
Each year the compensation committee establishes both short-term financial and operational goals utilized as the performance metrics for the AIP and a long-term financial goal utilized as the performance metric for the LTIP.

•
Our compensation committee exercises its judgment and discretion when reviewing partnership performance relative to pre-determined financial and operational performance metrics and individual performance.

•
Currently, our CEO’s compensation is heavily weighted towards performance goals aligned with our unitholders’ interest with 20% based on annual performance, 60% weighted toward long-term performance and the remaining 20% in base salary. All other NEOs' compensation is similarly weighted toward long-term performance.

•
The compensation risk analysis conducted by our compensation committee supports our belief that our compensation program structures are not likely to result in a material adverse impact to the financial success of our organization.

•
The Alerian MLP Index is a composite of the 50 most prominent energy master limited partnerships that provides investors with a comprehensive benchmark for our asset class. Our partnership's financial performance for the year ended December 31, 2014 outperformed the Alerian MLP Index. The incentive program payouts in which all employees participate, including our executive officers, reflect this high level of financial performance. The following graph compares the total unitholder return performance of our common units with the performance of (i) the Standard & Poor's 500 Stock Index ("S&P 500") and (ii) the Alerian MLP index. The graph below assumes that $100 was invested in our common units and each comparison index beginning on December 31, 2009 and that all distributions or dividends were reinvested on a quarterly basis. The information provided below is being furnished to, and not filed with, the SEC. As such, this information is neither subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014
Magellan Midstream Partners, L.P.	$100	$139	$178	$234	$356	$480
Alerian MLP Index	$100	$136	$155	$162	$207	$217
S&P 500	$100	$115	$117	$136	$180	$205
Role of Unitholder "Say on Pay" Advisory Votes
At our last annual meeting, over 95% of our voting unitholders voted to approve our executive compensation programs. Although this "say on pay" vote is advisory and non-binding, our compensation committee values the input of our unitholders and considered the outcome of the vote when determining our executive compensation programs. The compensation committee believes that the voting results affirm the unitholders' support of our approach to executive compensation and, accordingly, we have not materially changed our approach to executive compensation during 2014. At our 2011 annual meeting, unitholders voted in favor of a proposal to hold a "say on pay" vote on an annual basis. Accordingly, the next "say on pay" advisory vote, following our 2014 annual meeting, will occur at our 2015 annual meeting. Our compensation committee expects to continue to take into consideration the outcome of our unitholders' future advisory "say on pay" votes when making future compensation decisions for our NEOs.
Role of the Compensation Committee
The role of our compensation committee is to assist our general partner's board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees toward the achievement of certain business objectives and to align their focus with the long-term interest of our unitholders by recommending appropriate compensation for these executive officers and key employees. Our compensation committee has the authority to retain and terminate consultants, external counsel or other advisers or experts for this purpose and to determine the terms and conditions of any such engagement, including the authority to approve fees and other retention terms. Our compensation committee also has the authority to authorize, assign and delegate matters within its oversight, power or responsibility directly to a subcommittee of our general partner's board of directors or its employees, subject to limitations imposed by law or any plan or document.
Our compensation committee designs our executive compensation plans and policies in a way that is consistent with our broader compensation philosophy and strategy, leveraging the various components of compensation to seek to incent excellent performance. As set forth in its charter, our compensation committee reviews at least annually all components of compensation for our NEOs and other executives with the rank of SVP or higher and verifies the achievement of results against the incentive metric goals. In addition, our compensation committee recommends to our general partner's board of directors:

•	Target compensation levels for each executive officer;

•	The allocation between cash and equity compensation for the year; and

•	The partnership's incentive performance measures and goals for the year.
In making determinations about total compensation for our executive officers, our compensation committee takes into account a number of factors including the competitive market for talent, the particular executive officer's role, responsibilities, experience, and performance and recommendations made by the CEO. Our compensation committee also engages independent executive compensation consultants or advisers as needed to assist in the determination of compensation for our executives. In addition, our compensation committee reviewed the results of the advisory vote of our unitholders approving our executive compensation program at our last annual meeting of limited partners.
Role of the Compensation Consultant
Our compensation committee engaged the independent executive compensation consulting firm of Longnecker & Associates ("L&A") to assist with the annual evaluation of executive compensation and independent director compensation for 2014. L&A does not provide any other services to us or to our general partner's board of directors other than serving as the consultant for our compensation committee. Additionally, our compensation committee conducted an assessment of the independence of L&A and concluded that no conflict of interest currently exists, or existed during 2014, with respect to L&A's advice to the compensation committee. L&A's role is to assist our compensation committee by:

•	Providing advice with respect to executive compensation matters in light of our business strategy, historical compensation philosophy, prevailing market practices and unitholders' interests;

•	Providing advice on relevant regulatory mandates regarding executive compensation;

•	Providing advice on our compensation peer group for competitive benchmarking;

•	Providing advice on competitive market data on independent director compensation;

•	Review of Compensation Discussion & Analysis disclosures;

•	Working with our management team as required from time to time to discuss executive compensation issues and prepare for our compensation committee meetings; and

•	Providing advice as to the appropriate level of compensation relative to achievement of established performance metrics and goals in our incentive compensation plans.
Role of Management
Each year, executive management presents our annual strategic and financial plan to our general partner's board of directors for approval. The presentation includes a review of the expected financial performance of the partnership, the capital expenditure plan, as well as a consolidated three-year strategic and financial plan. The criteria and targets for our annual short-term incentive awards are recommended by the CEO to our compensation committee based on the strategic and financial plan approved by our general partner's board of directors. Upon the completion of each fiscal year, and once financial and operating results are final, executive management reviews our actual performance relative to the criteria and targets established for the performance year to determine the short-term incentive awards to be recommended to our compensation committee for each executive.
The executive compensation group in our human resources department, including our SVP, Human Resources and Administration, supports both our compensation committee and executive management in establishing recommendations regarding executive compensation, annual performance targets and providing periodic analysis and research regarding our executive compensation programs.
2014 Executive Compensation
Market Analysis
In its annual evaluation of executive compensation for 2014, our compensation committee, in consultation with L&A, utilized peer data from 13 companies or master limited partnerships ("MLPs") and third party survey information when sufficient peer data was not available. For 2014, our compensation committee eliminated three MLP's from the peer group that do not operate midstream oil/gas assets (AmeriGas Partners, L.P., Alliance Resource Partners, L.P. and Ferrellgas Partners, L.P.) and eliminated Inergy, L.P. due to its acquisition by Crestwood L.P. Each peer was selected because it was engaged in a business similar to ours, was comparable in size or was a company or MLP with which we compete for talent. Our 2014 peer group consisted of:

Buckeye Partners, L.P.	MarkWest Energy Partners, L.P.	Regency Energy Partners, L.P.
Crosstex Energy, L.P.	NuStar Energy, L.P.	Spectra Energy Corp.
DCP Midstream Partners, L.P.	ONEOK, Inc.	Sunoco Logistics Partners, L.P.
Enbridge Energy Partners, L.P.	Plains All American Pipeline, L.P.	The Williams Companies, Inc.
Energy Transfer Partners, L.P.
Market competitive pay for each NEO was determined by evaluating base salaries and target incentive awards from our peer group when available along with reviewing external third party survey information from Mercer and TowersWatson for energy companies of similar size to us, the TowersWatson Liquid Pipeline Roundtable Survey, Economic Research Institute Survey and the Longnecker & Associates LTI Survey.
Internal Analysis
In addition to market data, our compensation committee reviewed internal tally sheets prepared for each executive officer. The tally sheets are designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. Our compensation committee believes that tally sheets provide a comprehensive picture of an executive's total compensation, give the committee a better understanding of how each component of an executive's compensation package fits together and assist them in evaluating the appropriate amount of each NEO’s compensation based on the wealth accumulation of each individual NEO. For 2014, our compensation committee felt the wealth accumulated by our NEOs was in line with the increase in unitholder value and was, therefore, appropriate. An internal pay equity ratio of the CEO’s total compensation compared to all other NEOs’ total compensation, as well as to each level of compensation in our partnership, was also evaluated and determined to be appropriate by our compensation committee.
2014 Base Salary
Base salary for each NEO is determined by evaluating the base salaries for our executive officers compared to data from our peer group, when available, or external third-party survey information. In evaluating 2014 base salaries for our NEOs, our compensation committee determined that the majority of the base salaries of our NEOs were lower than the available market data. The annual base salary for each NEO was increased in February 2014 to become closer aligned with the 50th percentile of market data. The 2014 annual base salary for each NEO (received in February 2014), as increased, and the percentage of that increase were as follows:

NEO	2014 Base Salary After Increase	Percentage of Salary Increase
Michael N. Mears, CEO	$560,000	4.7%
Michael P. Osborne(1), CFO	$330,000	15.8%
John D. Chandler(2), Former CFO	$395,000	—%
Brett C. Riley	$338,000	9.9%
Douglas J. May	$325,000	10.2%
Jeff R. Selvidge	$295,000	7.3%
(1) Mr. Osborne became CFO effective April 1, 2014 and received the increase in his base salary on the effective date of his promotion.
(2) Mr. Chandler resigned effective March 31, 2014 and, therefore, did not receive an increase in base salary.
Long-Term Equity Incentive Compensation
Our compensation committee believes it is important to place a significant percentage of the total compensation of each NEO subject to risks similar to the risks experienced by our unitholders. Our compensation committee accomplishes this objective by structuring a significant portion of our NEO's compensation in the form of long-term variable incentive compensation instead of base salary. Our compensation committee further believes that properly structured long-term performance-based compensation will encourage long-term management strategies that will benefit our unitholders. Our LTIP has been designed to: (i) aid in the retention of key employees, including our NEOs, who are important to the success of our partnership; (ii) motivate employee contributions toward long-term growth through ownership in our partnership; and (iii) align potential increases in compensation to long-term increases in unitholder value.
Using the equity compensation philosophy described above along with the market analysis, it has been the practice of our compensation committee to grant performance-based phantom units to our NEOs during the first quarter of each year. Phantom unit awards granted to our NEOs pursuant to our LTIP generally vest after three years, subject to attainment of applicable performance goals, and are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the number of phantom units subject to the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid following the end of the vesting period based on the actual achievement of the performance goals for the entire period. The awards do not have an early, or accelerated, vesting feature except when there is a change-in-control combined with an associated actual or constructive termination. The change-in-control provisions of our LTIP are discussed in the section below entitled "Termination, Severance or Change-in-Control Provisions" in this Compensation Discussion and Analysis.
2014 Phantom Unit Awards
In January 2014, our compensation committee utilized the market data from our peer group and third-party surveys to establish the appropriate 2014 LTIP target award levels for each NEO. Our compensation committee determined our existing target level payouts were in line with the market data and consistent with our objectives to keep compensation opportunities tied to unitholders' interest, and thus no changes to such target levels were made for 2014 except in connection with Mr. Osborne's promotion to CFO. The table below sets forth the 2014 phantom unit target award levels for each NEO expressed both as a percentage of their annual base salary and a target value of the award along with the number of units awarded.

NEO	2014 Base Salary (a)	LTIP Target (b)	Target Award Value (a * b)	Units Awarded(1)
Michael N. Mears, CEO	$560,000	300%	$1,680,026	27,071
Michael P. Osborne(2), CFO	$330,000	240%	$792,010	12,762
John D. Chandler(3), Former CFO	$395,000	—%	$—	—
Brett C. Riley	$338,000	150%	$507,030	8,170
Douglas J. May	$325,000	150%	$487,481	7,855
Jeff R. Selvidge	$295,000	150%	$442,488	7,130
(1) We used the closing price of our limited partner units on January 2, 2014 ($62.06) to calculate the number of phantom units awarded to each of our NEOs in 2014.
(2) Mr. Osborne was promoted to CFO effective April 1, 2014 and received an increase to his LTIP target award to 240% of his base salary for the year.
(3) Mr. Chandler resigned effective March 31, 2014 and, therefore, did not receive a LTIP award for 2014.
2014 Phantom Unit Awards Performance Metric
For the 2014 phantom unit awards, our compensation committee continued to utilize distributable cash flow ("DCF") per unit as the primary metric to measure our long-term performance. In order to focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the performance metric excludes the impact of certain commodity related activities. As a further link between our NEOs' equity compensation to the return realized by our unitholders, the compensation committee added the potential for up to an additional 50% payout of the award based upon our total unitholder return ("TUR") relative to a select group of large cap MLPs. Our compensation committee approved the performance metric goals and payout levels for the 2014 phantom unit awards as follows:

Performance Metric	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout
2016 DCF excluding commodity-related activities (per limited partner unit outstanding)	$2.40	$2.69	$3.50
Compound Annual Growth Rate over 2013 actual performance	3%	7%	16%
The payout percentage for performance results between threshold, target and stretch payouts will be interpolated. If the performance results are below the threshold level, the payout percentage will be 0%, and, if above the stretch level, the maximum payout will be 200%, before any adjustment for the TUR results.
The TUR adjustment is determined at the end of the vesting period and will be based on 1) how we performed against our DCF metric and 2) our three-year TUR as compared to the three-year TUR of the Performance Peer Group. If we outperform the 50th percentile of our Performance Peer Group, the payout will be adjusted up to a maximum of an additional 50%. If we perform below the 50th percentile of our Performance Peer Group, the payout will be adjusted down. However, to the extent our performance results reach threshold payout level, the TUR adjustment will not take the final payout level below the threshold payout level of 50% in order to maintain a retention element to the awards. The TUR adjustment increases linearly within each TUR adjustment range for performance above the 50th percentile, and decreases linearly within each TUR adjustment range for performance below the 50th percentile of our Performance Peer Group. The potential TUR adjustments are as follows:

Performance Metric Results	TUR Adjustment Range	Final Metric Performance Range
Above Threshold but Below Target Results	+/- 20%	50% - 120% Payout
At or Above Target but Below Stretch Results	+/- 30%	70% - 230% Payout
Stretch Results	+/- 50%	150% - 250% Payout
Our compensation committee selected the following large-cap MLPs as the Performance Peer Group for the 2014 LTIP Awards:

2014 LTIP Awards Performance Peer Group
Boardwalk Pipeline Partners, L.P.	NuStar Energy, L.P.
Buckeye Partners, L.P.	Oneok Partners, L.P.
Enbridge Energy Partners, L.P.	Plains All American L.P.
Energy Transfer Partners, L.P.	Spectra Energy Partners, L.P.
Enterprise Products Partners, L.P.	Sunoco Logistics Partners, L.P.
Kinder Morgan Energy Partners, L.P.(1)	Williams Partners, L.P.
(1) Kinder Morgan Energy Partners, L.P. was merged into Kinder Morgan Inc. on November 20, 2014 and will be excluded from the Performance Peer Group.
The 2014 phantom unit awards also include the right to receive distribution equivalents during the three-year vesting period equal to the cumulative per unit distributions earned and paid to our unitholders during that period. The distribution equivalents will be determined and settled at the end of the vesting period based on the number of units paid to each recipient after the performance metric results has been determined.
2014 Special Retention Award
In order to focus on the possible growth opportunities available to us in the transportation and storage of crude, an organization change was made with the commercial area separating the responsibilities for refined products commercial development from those related to the crude area of our business. As a result, the board of directors issued a special retention award of phantom units to Mr. Selvidge as a means of retention throughout the transition of the organizational change. The retention award will vest December 31, 2016.

NEO	Retention Award Value	Units Awarded(1)
Jeff R. Selvidge	$150,042	1,828
(1) The 30-day average closing price of our limited partner units on May 15, 2014 of $82.08 per unit was used to calculate the number of phantom units awarded for the retention award.
2012 Phantom Unit Award Vesting
The 2012 phantom unit awards for our NEOs vested December 31, 2014. The performance metric for the 2012 phantom unit awards was DCF per limited partner unit excluding commodity-related activities. The table below sets forth the final performance metric result for the 2012 phantom unit awards:

Performance Metric	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout	Result	Calculated Payout Percentage
2014 DCF excluding commodity-related activities (per limited partner unit outstanding)	$1.67	$1.87	$2.14	$2.91	200.0%
Once the metric results and payout percentage were determined, our compensation committee had the discretion to increase or decrease the final payout by 20% based upon the personal performance of the NEO. At the December 2014 compensation committee meeting, our CEO recommended to the compensation committee that the payout of the 2012 phantom unit awards to all NEOs, excluding his own 2012 phantom unit award, should be based upon the financial performance without an increase or decrease for personal performance. Based upon the CEO's recommendation for his direct reports and our compensation committee’s assessment of all NEOs’ performance, including the compensation committee's evaluation of the performance of our CEO, at achieving the business goals over the three-year vesting period, our compensation committee approved the payout of the 2012 phantom unit awards without an adjustment for personal performance.
To further align the 2012 phantom unit awards with the interest of our unitholders, the vested awards included distribution equivalent rights equal to the distributions paid to our unitholders during the vesting period. The cumulative distributions paid to our unitholders during the vesting period were $6.3863 per unit for awards granted in January 2012. The 2012 phantom unit awards vested for each NEO as follows:

NEO(1)	Grant Date	2012 Performance Phantom Unit Award (a)	Calculated Payout Percentage (b)	Vested 2012 Performance Unit Award (a * b) = (c)	Distribution Equivalents on Vested Units (6.3863/unit)
Michael N. Mears, CEO	1/26/2012	39,268	200%	78,536	$501,554
Brett C. Riley	1/26/2012	12,872	200%	25,744	$164,409
Douglas J. May	1/26/2012	12,000	200%	24,000	$153,271
Jeff R. Selvidge	1/26/2012	10,800	200%	21,600	$137,944
(1) John D. Chandler, our former CFO, forfeited his 2012 phantom unit award upon his resignation. Michael P. Osborne, our current CFO, was not employed by Magellan in 2012 and, therefore, did not receive an equity award for that year.

All payouts under our LTIP, including the distribution equivalents, are excluded for consideration under the terms of our pension plan and the Magellan 401(k) Plan.
Annual Non-Equity Incentive Program
All employees, including our NEOs, are eligible for participation in the AIP. The objective of our AIP is to provide a flexible, annual pay-for-performance reward system that is paid out in cash. The design of our AIP fosters a collaborative culture by linking each employee to financial performance metrics and providing specific focus on operational, safety and environmental stewardship. Our AIP also puts more "at risk" for individual performance to encourage our employees to perform at a high level. Each year our executive officers present an annual and three-year strategic and financial business plan to our general partner's board of directors. During this review, our general partner's board of directors discusses the financial targets and operational and strategic goals of the partnership. Once the annual business plan is adopted, it is used as the basis for setting the performance metrics and targets of the AIP for that year.
Our compensation committee establishes a funding metric to ensure that certain levels of profitability are met before any AIP payments are made. If the funding metric is not attained, no AIP payout would be made, regardless of whether the relevant financial, safety, environmental and other performance targets have been reached. However, funding of our AIP ultimately remains at the discretion of our compensation committee regardless of funding metric results.
2014 AIP Target Awards
Our compensation committee utilized the market data from third-party surveys and our peer group to establish the appropriate 2014 AIP target levels, expressed as a percentage of base salary, for each NEO and determined our existing target level payouts are in line with the market data and consistent with our objectives to keep compensation opportunities tied to unitholders' interest. The 2014 AIP NEO targets expressed as a percentage of base salary were as follows:

NEO	2014 AIP Target
Michael N. Mears, CEO	100.0%
Michael P. Osborne(1), CFO	77.5%
Brett C. Riley	70.0%
Douglas J. May	70.0%
Jeff R. Selvidge	70.0%
(1) Mr. Osborne was promoted to CFO effective April 1, 2014. His AIP target was increased from 70% to 80%. However, his 2014 AIP target is prorated based on the number of months he served as CFO.
2014 AIP Metrics
The funding and performance metrics of our 2014 AIP were the same for all participating employees, including our NEOs. The funding metric for our 2014 AIP was $531 million in DCF, which was the approximate amount of DCF required to maintain our 2014 distributions at the fourth quarter 2013 level for a full year. Actual DCF generated through October 2014 exceeded the funding metric established by our compensation committee. Therefore, in December 2014, our compensation committee exercised its discretion to fund our AIP for 2014.
The performance metrics selected for 2014 included components that could be influenced by most employees within our partnership, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was chosen to reflect its importance to the partnership and was weighted by our compensation committee to reflect our major financial and operational objectives for the year. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This reflects the view of our compensation committee that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.
Threshold, target and stretch performance levels were set for each performance metric. After the initial funding metric was met, payout percentages for each performance metric were determined based on actual results attained for each metric multiplied by the weight assigned to that metric. When actual results are below threshold, the payout percentage is 0%; when actual results are at threshold, the payout percentage is 50%; when actual results are at target, the payout percentage is 100%; and when actual results are at or above stretch, the payout percentage is 200%. The payout percentage for results between threshold, target and stretch are interpolated. The payout percentage for each metric is then multiplied by the weight of the metric to calculate the total AIP payout result. The performance metrics and associated weights for the 2014 AIP were as follows:

•
EBITDA less Maintenance Capital — 65% Weight — This metric focused attention on the ultimate means by which our operations provide a return to our partners; specifically, generating DCF from our core business. The attainment of target for this particular metric ensured that we generated sufficient cash flow to maintain or increase the distributions we paid to our unitholders.

•
Commodity-Related Activities — 10% Weight — Commodity margins reflect the contribution our commodity related activities have to the generation of distributable cash, but also recognize that most employees cannot directly impact the performance of these activities and market price changes can significantly influence results.

•
Operational Performance — 15% Weight — This discretionary portion of the payout focused attention on the health and safety of employees and on environmental stewardship. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

•
OSHA Incident Rate ("IR") — 5% Weight — This metric focused specific attention on a key quantitative measure of the health and safety of our employees. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

•
Environmental — Human Error Releases — 5% Weight — This quantitative metric measures the number of releases of one barrel or more due to human error related to activities under our control. Payout under this metric would have been zero if a fatality had occurred as a result of a release (regardless of human error).

When an acquisition occurs during the year, the AIP includes a provision stating the financial performance metrics will be adjusted to reflect the economics used to obtain approval of the acquisition. When an internal growth project is approved during the year, the AIP financial performance metrics are not adjusted since growth projects generally require several months to complete.
2014 AIP Metric Results
In January 2015, our compensation committee approved the calculated payout percentage of 179.3% for the 2014 AIP. The financial metrics used for the AIP were established utilizing the 2014 annual plan projections approved by our general partner's board of directors. The discretionary Operational Performance metric was awarded at 22.5%, which was 7.5% above target based upon our significant reduction in volumes accidentally released and asset integrity performance for the year. The table below provides the weights used for each performance metric of the 2014 AIP, the threshold, target and stretch levels established for 2014 performance, the 2014 results achieved and the calculated payout percentages for each metric.
2014 Annual Non-Equity Incentive Program
Performance Metrics and Year-end Results
($ in millions)

Performance Metric	Weight	2014 Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	65%	$782.3	$656.0	$706.0	$741.0	130.0%
Commodity-Related Activities	10%	$219.5	$134.0	$174.0	$214.0	20.0%
Operational Performance	15%	Above Target	- Discretionary-			22.5%
Safety — OSHA IR	5%	1.09	1.10	0.85	0.56	2.6%
Environmental — Human Error Releases	5%	5	7	4	2	4.2%
	100%	Total Calculated Payout Percentage				179.3%
Our compensation committee had the discretion to increase or decrease the payout by as much as 50% for all participants, including our NEOs, based upon personal performance. At the December 2014 compensation committee meeting, our CEO recommended to our compensation committee a payout to all NEOs, excluding his own 2014 AIP payout, without an increase or decrease for personal performance. Based upon the CEO's recommendation for his direct reports and our compensation committee’s assessment of all NEOs’ performance, including the compensation committee's evaluation of the performance of our CEO, at achieving the business goals for the year, our compensation committee awarded 100% of the portion of the total calculated payout percentage as above identified (179.3%). All payouts under our AIP are eligible for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan, subject to Internal Revenue Service ("IRS") limitations.
The calculations for our NEO's 2014 AIP payouts are as follows:

NEO(1)	2014 Actual Base Salary(2)(a)	2014 AIP Target (b)	2014 Calculated Payout Percentage (c)	2014 Calculated Payout Amount (a * b * c)
Michael N. Mears, CEO	$557,115	100.0%	179.3%	$998,908
Michael P. Osborne, CFO	$318,577	77.5%	179.3%	$442,686
Brett C. Riley	$334,481	70.0%	179.3%	$419,807
Douglas J. May	$321,538	70.0%	179.3%	$403,563
Jeff R. Selvidge	$292,692	70.0%	179.3%	$367,358
(1) John D. Chandler, our former CFO, resigned effective March 31, 2014 and, therefore, did not receive a payout from our 2014 AIP.
(2) The actual base salary included in this table reflects the actual wages paid during 2014.
Benefits
The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. Our NEOs participate in these programs on a non-discriminatory basis on the same terms as our non-executive employees. Our NEOs do not participate in a supplemental employment retirement benefit ("SERP") or a non-qualified deferred compensation arrangement.
Perquisites
Mr. Mears has a country club membership which is primarily used for business purposes. Mr. Mears is reimbursed for the monthly dues and any expenses associated with use for business purposes through normal expense statements and these costs are not considered a part of his compensation. Mr. Mears is responsible for all expenses he incurs that are not for business purposes. In addition to the country club membership, Mr. Mears also received an annual membership to a downtown dining club, used primarily for business purposes, and subsidized parking at our corporate offices. Mr. Osborne also received subsidized parking at our corporate offices and was reimbursed for certain relocation expenses in connection with his joining Magellan. No other NEO receives perquisites valued in excess of $2,000 on an annual basis.
Termination, Severance or Change-in-Control Provisions
None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with, any termination of employment or a change-in-control in our general partner other than the Magellan Executive Severance Plan and other provisions in our LTIP that apply to our NEOs associated with position elimination or a change-in-control of our general partner. The terms provided for under the Magellan Executive Severance Plan and under the LTIP are as follows:

•	The Magellan Executive Severance Plan provides a single lump sum payment of severance benefits to our NEOs, based on years of service for the following termination events:

•
Position Elimination - Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary. The NEO will also receive subsidized COBRA benefits for the first three months following termination; and

•
Change-in-Control - As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the CEO are three times annual base salary and target AIP amount and benefits payable to all other NEOs are two times annual base salary and target AIP amount. The NEO will also receive subsidized COBRA benefits for the first 12 months following termination.

•
The change-in-control provisions of our LTIP state that in the event a participant, including any of our NEOs, resigns voluntarily for good reason or is terminated involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all awards granted to that NEO will immediately vest and all performance criteria associated with the award grants will be deemed to have been achieved at their maximum level.

These levels of severance benefits are provided because they are consistent with the benefits provided by other MLPs with which we compete for executive talent. In addition, we believe that change-in-control severance benefits help assure continuity of leadership both before and after the effective date of any change-in-control. Additional information and details regarding potential payments to our NEOs following a termination of employment can be found in the section below entitled "Potential Payments upon Termination or Change-in-Control."
Executive Officer and Independent Director Equity Ownership Guidelines
We believe that a significant ownership in our entity by our executive officers and our independent directors leads to a stronger alignment of interests with our unitholders. Our equity ownership guidelines require each executive officer to own limited partner units in us, the intrinsic value of which is equal to or greater than a multiple of such executive officer's base salary. The guidelines also require each independent director to own limited partner units in us, either directly or through the Director Deferred Compensation Plan, the intrinsic value of which is equal to or greater than a multiple of such independent directors' annual equity retainer. The table below sets forth the required multiples for our executive officers and independent directors:

Multiple of Base Salary Required to be Held in Our Units
Chief Executive Officer	5 times Base Salary
All Other Executive Officers	3 times Base Salary
Independent Directors	3 times Annual Equity Retainer
Executive officers and independent directors are required to achieve the applicable ownership requirement within five years of becoming subject to these guidelines and, until the applicable ownership requirement is achieved, may not sell or otherwise distribute any units received as compensation or as an annual retainer, as applicable. As of June 30, 2014, the annual testing date for compliance with this policy, all NEOs and independent directors were in compliance with these guidelines. These guidelines do not protect the executive officers or independent directors from any losses sustained through ownership of the units.
Deductibility of Executive Compensation
We are a limited partnership and not a corporation for United States federal income tax purposes. Therefore, we believe that the compensation paid to our NEOs is not subject to the deduction limitations under Section 162(m) of the Internal Revenue Code and, therefore, generally do not seek to structure any compensation awards as qualified performance-based compensation under Section 162(m).
Compensation Committee Report
We have reviewed and discussed the foregoing section entitled "Compensation Discussion and Analysis" with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2014.
Submitted By:
Compensation Committee
Robert G. Croyle
James C. Kempner
James R. Montague, Chair
The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

Summary Compensation Table
The following table provides a summary of the total compensation expense for each of the fiscal years 2012, 2013 and 2014 awarded to, earned by or paid to our NEOs:

Name and Principal Position	Year	Salary	Unit Awards(1)	Non-Equity Incentive Program Compensation	Change in Pension Value(2)	All Other Compensation(3)	Total
Michael N. Mears, CEO and President	2014	$557,115	$1,932,599	$998,908	$128,274	$29,485	$3,646,381
	2013	$530,961	$2,739,482	$969,004	$—	$27,812	$4,267,259
	2012	$494,231	$1,316,656	$687,485	$53,907	$175,925	$2,728,204
Michael P. Osborne, SVP and CFO	2014	$318,577	$1,018,044	$442,686	$30,065	$29,213	$1,838,585
(Promoted to CFO effective April 1, 2014
John D. Chandler, Former SVP and CFO	2014	$159,518	$—	$—	$84,953	$15,600	$260,071
(Resigned effective March 31, 2014)	2013	$393,269	$1,618,076	$574,173	$—	$15,300	$2,600,818
	2012	$375,038	$889,484	$417,352	$40,731	$15,000	$1,737,605
Brett C. Riley, SVP Business Development	2014	$334,481	$583,256	$419,807	$104,886	$15,600	$1,458,030
	2013	$306,058	$787,300	$390,989	$—	$15,300	$1,499,647
	2012	$293,385	$431,598	$285,679	$40,600	$15,000	$1,066,262
Douglas J. May, SVP, General Counsel and Compliance and Ethics Officer	2014	$321,538	$560,768	$403,563	$46,443	$15,600	$1,347,912
	2013	$292,692	$755,270	$373,914	$7,720	$15,300	$1,444,896
	2012	$275,000	$402,360	$267,777	$34,470	$15,000	$994,607
Jeff R. Selvidge, SVP Commercial Refined Products	2014	$292,692	$662,490	$367,358	$145,647	$15,600	$1,483,787

(1)
The amounts reported in the Unit Awards column reflect the grant date fair value of phantom units in the years indicated as calculated in accordance with FASB ASC Topic 718 taking into account the performance and market-based factors. If the awards are ultimately earned at the maximum level, the value of the award at the time of grant would be as set forth in the table below. For a discussion of the assumptions made in the valuation, see Note 15 - Long Term Incentive Plan to the Consolidated Financial Statements for 2014 in the Form 10-K filed with the SEC. The actual value an executive officer may realize from an award of phantom units is contingent upon the satisfaction of the vesting conditions of the award and the closing price of our limited partner units at the end of the vesting period.

	Maximum Grant Date Value
NEO	2012 LTIP Award	2013 LTIP Award	2014 LTIP Award
Michael N. Mears, CEO	$2,633,312	$4,565,804	$3,865,197
Michael P. Osborne, CFO	$—	$—	$2,036,090
Brett C. Riley	$863,196	$1,312,123	$1,166,513
Douglas J. May	$804,720	$1,258,740	$1,121,537
Jeff R. Selvidge	$—	$—	$1,171,500

(2)
This column represents the change in pension value for our NEOs' accumulated benefit. For more details regarding these amounts, see the narrative to the "2014 Pension Benefits" table in this proxy statement.

(3)	All Other Compensation includes Magellan 401(k) Plan matching contributions and perquisites. All Other Compensation details are as follows:

NEO	401(k) Plan Matching Contributions	Perquisites(1)	Total All Other Compensation
Michael N. Mears, CEO	$15,600	$13,885	$29,485
Michael P. Osborne, CFO	$15,600	$13,613	$29,213
John D. Chandler, Former CFO	$15,600	$—	$15,600
Brett C. Riley	$15,600	$—	$15,600
Douglas J. May	$15,600	$—	$15,600
Jeff R. Selvidge	$15,600	$—	$15,600
(1) The total perquisites provided to Mr. Mears represent $1,800 for parking, $912 for membership to a dining club used primarily for business purposes and $11,173 for reimbursed country club fees primarily used for business purposes. Perquisites provided to Mr. Osborne represent $1,800 for parking and $11,813 for reimbursed relocation expenses.

Grants of Plan-Based Awards
The following table sets forth information relating to the plan-based awards granted to our NEOs in 2014:

NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Incentive Awards(2)	All Other Unit Awards: Number of Units(3)	Grant Date Fair Value of Unit Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target(1) (#)	Maximum (#)
Michael N. Mears, CEO	02/03/2014	$278,558	$557,115	$1,114,231	13,536	27,071	67,678	$1,932,599
Michael P. Osborne, CFO	02/03/2014	$123,449	$246,897	$493,794	3,444	6,888	17,220	$491,734
	06/27/2014				2,937	5,874	14,685	$526,310
Brett C. Riley	02/03/2014	$117,068	$234,136	$468,273	4,085	8,170	20,425	$583,256
Douglas J. May	02/03/2014	$112,538	$225,077	$450,154	3,928	7,855	19,638	$560,768
Jeff R. Selvidge	02/03/2014	$102,442	$204,885	$409,769	3,565	7,130	17,825	$509,011
	06/27/2014								1,828	$153,479

(1)
For the awards granted to all NEOs on February 3, 2014 and the award granted to our CFO on June 27, 2014, target level payout is 100% of the total units awarded with a 200% payout for stretch performance. The awards also include the potential for up to an additional 50% payout based upon TUR adjustment as described in the "Compensation Discussion and Analysis" sections above.

(2)
The fair value of the 2014 performance-based phantom unit awards granted February 3, 2014 and the performance-based phantom unit awards granted June 27, 2014 was $71.39 per unit and $89.60 per unit respectively. The fair value of performance awards were based on the closing price of our limited partner units on the date of grant plus an adjustment for the fair value of the market component of the award.

(3)	The award granted to Mr. Selvidge on June 27, 2014 is a retention-based phantom unit award that vests December 31, 2016.

(4)	The grant date fair value of the 2014 retention-based phantom unit award granted to Mr. Selvidge on June 27, 2014 was $83.96 per limited partner unit.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
In January 2014, our compensation committee set the targets and performance metrics for the 2014 AIP and the LTIP phantom unit awards. A discussion of the material terms of the 2014 AIP and 2014 LTIP phantom unit awards can be found in the “Compensation Discussion and Analysis” sections above.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table sets forth all outstanding equity awards held by our NEOs as of December 31, 2014:

		Equity Retention Awards		Equity Performance Awards
NEO(1)	Equity Award Vesting Date	Number of Retention Based Units That Have Not Vested (#)	Market Value of Retention-Based Units That Have Not Vested(2) ($)	Number of Unearned Performance-Based Units That Have Not Vested	Market Value of Unearned Performance-Based Units That Have Not Vested(2)(3)
Michael N. Mears, CEO:
2013 performance-based award	12/31/2015			35,580	$7,761,999
2014 performance-based award	12/31/2016			27,071	5,724,205
Total		—	$—	62,651	$13,486,204
Michael P. Osborne, CFO:
2013 performance-based award	12/31/2015			1,552	$330,440
2013 retention-based award	12/31/2016	11,084	$943,968		$—
2014 performance-based award (February)	12/31/2016			6,888	1,456,467
2014 performance-based award (June)	12/31/2016			5,874	1,233,063
Total		11,084	$943,968	14,314	$3,019,970
Brett C. Riley:
2013 performance-based award	12/31/2015			10,225	$2,230,692
2014 performance-based award	12/31/2016			8,170	1,727,547
Total		—	$—	18,395	$3,958,239
Douglas J. May:
2013 performance-based award	12/31/2015			9,809	$2,139,938
2014 performance-based award	12/31/2016			7,855	1,660,982
Total		—	$—	17,664	$3,800,920
Jeff R. Selvidge:
2013 performance-based award	12/31/2015			9,144	$1,994,821
2014 performance-based award (February)	12/31/2016			7,130	$1,507,639
2014 retention-based award (June)	12/31/2016	1,828	$153,492
Total		1,828	$153,492	16,274	$3,502,460

(1)	John D. Chandler resigned effective March 31, 2014 and forfeited all outstanding phantom unit awards.

(2)
Represents the market value of the phantom units based on the closing price per unit of our common units of $82.66 on December 31, 2014 plus the distribution equivalents earned through December 31, 2014 for the 2013 performance-based awards of $4.6025 per limited partner unit and $1.92 per limited partner unit for the 2014 performance-based awards issued in February 2014 and $1.3075 for the performance award issued in June 2014. Mr. Osborne's and Mr. Selvidge's retention awards are also based on the closing price per unit of our common units of $82.66 on December 31, 2014 and distribution equivalents earned through December 31, 2014 of $2.505 and $1.3075 respectively.

(3)
The partnership's actual 2014 DCF per unit, excluding commodity related activities, and was between target and stretch for both the 2013 and 2014 performance-based awards. As of December 31, 2014, the TUR performance metric related to the 2014 performance-based awards would result in an additional 50% payout. Therefore, the market value of the payout amounts and values included in this column assume a stretch payout for the 2013 performance-based award vesting December 31, 2015 and a stretch level payout for the 2014 performance-based awards vesting December 31, 2016 with the 50% TUR adjustment for the 2014 awards.

Units Vested
The 2012 phantom unit awards granted to our NEOs vested on December 31, 2014. Refer to the "Compensation Discussion and Analysis" section for detailed information regarding the metric results. The values realized on vesting of our NEOs’ 2012 phantom unit awards were based on the December 31, 2014 closing price of our common units of $82.66 as follows:

NEO	Number of Units Acquired on Vesting (a)	Unit Value Realized on Vesting ($82.66 per unit) (b)	Distribution Equivalents Realized on Vesting(1) (c)	Total Value Realized on Vesting (b) + (c)
Michael N. Mears, CEO	78,536	$6,491,786	$501,554	$6,993,340
Brett C. Riley	25,744	$2,127,999	$164,409	$2,292,408
Douglas J. May	24,000	$1,983,840	$153,271	$2,137,111
Jeff R. Selvidge	21,600	$1,785,456	$137,944	$1,923,400
(1) Distribution equivalent rights related to the 2012 LTIP awards were $6.3863 per unit.
2014 Pension Benefits
Certain non-union employees, including our NEOs, participate in a pension plan which we sponsor. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974 and the participants in the plan are generally salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.
The pension plan is a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including, if applicable, years of service with Williams, a former employer of our NEOs) projected to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65 from January 1, 2004.
The pension plan offers single life annuity, joint and survivor life annuity and lump sum payment options. Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits, but excludes amounts payable in respect of LTIP awards. We do not provide a SERP benefit for our NEOs for any reason, including due to compensation limits imposed by the IRS.
The present value of accumulated benefits for our NEOs under the pension plan as of December 31, 2014 was as follows:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit
Michael N. Mears, CEO	Magellan Pension Plan	29	$339,521
Michael P. Osborne, CFO	Magellan Pension Plan	1	$30,065
John D. Chandler, Former CFO	Magellan Pension Plan	21	$226,480
Brett C. Riley	Magellan Pension Plan	22	$245,978
Douglas J. May	Magellan Pension Plan	4	$88,633
Jeff R. Selvidge	Magellan Pension Plan	24	$389,215
 The present value of accumulated benefits for each NEO was calculated as of December 31, 2014 based upon standard plan assumptions of a 3.91% discount rate and the RP2014 mortality tables. For disclosures of all significant assumptions used by the pension plan, please refer to Note 10 – Employee Benefit Plans to our consolidated financial statements in our Annual Report on Form 10K for the year ended December 31, 2014. No payments to NEOs under the pension plan were made in 2014.

Potential Payments Upon Termination or Change-in-Control
The amount of compensation payable to our NEOs in each termination event is listed in the table below. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2014; (ii) payouts relative to the 2014 AIP were based on 2014 metric results; (iii) payouts under the LTIP are based on actual results, if known, or target level of performance and $82.66 per unit, the closing price of our limited partner units on December 31, 2014. For more information regarding these potential payouts, please see the section entitled "Compensation Discussion and Analysis — Termination or Change-in-Control Provisions."
Potential Benefits and Payments Upon Termination or Change-in-Control
As of December 31, 2014

Separation or Termination Event	AIP	LTIP	Severance Benefits	Subsidized COBRA Benefits	Total
Michael N. Mears, CEO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$998,908	$13,018,394	$—	$—	$14,017,302
Involuntary Not for Cause Termination	$—	$—	$560,000	$3,707	$563,707
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$20,479,545	$3,351,346	$14,828	$23,845,719
Death or Disability(4)	$998,908	$13,018,394	$—	$—	$14,017,302
Michael P. Osborne, CFO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$442,686	$1,471,662	$—	$—	$1,914,348
Involuntary Not for Cause Termination	$—	$—	$38,077	$3,707	$41,784
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$3,963,939	$1,153,794	$14,828	$5,132,561
Death or Disability(4)	$442,686	$1,471,662	$—	$—	$1,914,348
Brett C. Riley
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$419,807	$4,043,804	$—	$—	$4,463,611
Involuntary Not for Cause Termination	$—	$—	$286,000	$3,707	$289,707
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$6,250,646	$1,144,273	$14,828	$7,409,747
Death or Disability(4)	$419,807	$4,043,804	$—	$—	$4,463,611
Douglas J. May
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$403,563	$3,818,070	$—	$—	$4,221,633
Involuntary Not for Cause Termination	$—	$—	$37,500	$3,707	$41,207
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$5,938,031	$1,100,154	$14,828	$7,053,013
Death or Disability(4)	$403,563	$3,818,070	$—	$—	$4,221,633
Jeff R. Selvidge
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$367,358	$3,531,789	$—	$—	$3,899,147
Involuntary Not for Cause Termination	$—	$—	$272,308	$3,707	$276,015
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$5,579,352	$999,769	$14,828	$6,593,949
Death or Disability(4)	$367,358	$3,531,789	$—	$—	$3,899,147

(1)	The amounts above assume the NEO retires from the organization at age 55 or later and has at least 5 years of vesting service with the organization.

(2)
Cause is defined under the LTIP as (i) willful failure to perform duties, (ii) gross negligence or willful misconduct which results in a significantly adverse effect upon Magellan, (iii) willful violation or disregard of the code of business conduct or other published policy, or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm to Magellan.

(3)
A termination within two years of a change-in-control that occurs on an involuntary basis without cause or on a voluntary basis for Good Reason. Good Reason is defined under the Magellan Executive Severance Plan as (i) a reduction of more than 10% in base salary or incentive compensation opportunities, (ii) a significant reduction in the authority, duties or responsibilities of the NEO or his direct supervisor, (iii) a significant reduction in the budget over which the NEO retains authority, (iv) transfer of principal place of employment more than 50 miles or (v) any other action or inaction that constitutes a material breach by us.

(4)	Death or Disability — Disability is defined as the qualification requirements for benefits under the Magellan Long-Term Disability Plan.

Director Compensation Table
Amounts earned by the independent members of our general partner's board of directors for the fiscal year ended December 31, 2014 were as follows:

Director	Retainer and Fees Paid or Deferred	Equity Retainer Paid or Deferred(1)	Total ($)
Walter R. Arnheim	$105,000	$100,000	$205,000
Robert G. Croyle	$95,500	$100,000	$195,500
Patrick C. Eilers	$90,000	$100,000	$190,000
James C. Kempner	$85,500	$100,000	$185,500
James R. Montague	$95,500	$100,000	$195,500
Barry R. Pearl	$102,500	$100,000	$202,500

(1)
Amounts reported in this column for equity retainers represent the aggregate grant date fair value of common units granted pursuant to our LTIP during 2014 determined in accordance with FASB ASC Topic 718. Individual grants of common units, including distribution equivalents in the Director Deferred Compensation Plan, were provided to the directors as follows:

Director and Date of Grant	Compensation Type	Method of Payment	Number of Units	Weighted Avg Grant Date Unit Price	Grant Date Fair Value
Walter R. Arnheim
Various Dates	Equity Retainer	Deferred into Phantom Units	1,604	$62.344	$100,000
Various Dates	Cash Retainer and Meeting Fees	Deferred into Phantom Units	1,417	$74.100	105,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	1,955	$79.149	154,736
Total			4,976		$359,736
Robert G. Croyle
Various Dates	Equity Retainer	Deferred into Phantom Units	1,603	$62.383	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	681	$79.102	53,868
Total			2,284		$153,868
Patrick C. Eilers
Various Dates	Equity Retainer	Deferred into Phantom Units	1,604	$62.344	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	558	$79.107	44,142
Total			2,162		$144,142
James C. Kempner
Various Dates	Equity Retainer	Deferred into Phantom Units	1,603	$62.383	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	51	$78.976	4,028
Total			1,654		$104,028
James R. Montague
Various Dates	Equity Retainer	Deferred into Phantom Units	1,604	$62.344	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	765	$79.102	60,513
Total			2,369		$160,513
Barry R. Pearl
Various Dates	Equity Retainer	Paid in Limited Partner Units	1,603	$62.383	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	468	$79.114	37,025
Total			2,071		$137,025

Narrative to Director Compensation Table
In 2014, independent directors of our general partner's board of directors received: (1) a cash retainer of $60,000; (2) an equity retainer of our limited partner units valued at $100,000 and (3) meeting fees of $1,500 for each board of directors and committee meeting attended. The chairman of our audit committee received an additional annual cash retainer of $15,000 and the chairman of the compensation committee and nominating and governance committee and our presiding independent director each received an additional annual retainer of $10,000. Each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.
Independent directors can elect annually to defer payment of each component of their compensation under our Director Deferred Compensation Plan. All deferred compensation amounts are credited to the director's account under the plan in the form of phantom limited partner units, with distribution equivalent rights. Mr. Arnheim elected to defer both his cash and his equity compensation for 2014, Messrs. Croyle, Eilers, Kempner and Montague elected to defer all their equity compensation. Mr. Pearl elected not to defer compensation for 2014. The following table presents each director's deferral balance status:
Director Compensation
Nonqualified Deferred Compensation Plan

Name	Beginning Balance January 1, 2014	2014 Deferred Compensation	2014 Distribution Equivalents	Market Value Gains/ (Loss)	Ending Balance December 31, 2014
Walter R. Arnheim
Market Value	$3,699,375	$205,000	$154,736	$1,185,254	$5,244,365
Number of Units	58,469	3,021	1,955		63,445
Robert G. Croyle
Market Value	$1,242,055	$100,000	$53,868	$415,571	$1,811,494
Number of Units	19,631	1,603	681		21,915
Patrick C. Eilers
Market Value	$999,702	$100,000	$44,142	$340,903	$1,484,747
Number of Units	15,800	1,604	558		17,962
James C. Kempner
Market Value	—	100,000	4,028	$32,757	$136,785
Number of Units	—	1,603	51		1,654
James R. Montague
Market Value	$1,409,268	$100,000	$60,513	$467,204	$2,036,985
Number of Units	22,273	1,604	765		24,642
Barry R. Pearl
Market Value	$923,222	$—	$37,025	$284,568	$1,244,815
Number of Units	14,591	—	468		15,059
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP was our independent registered public accounting firm for our 2014 audit, and we have appointed Ernst & Young LLP to conduct our 2015 audit. In connection with these audits, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP performs audit services for us. That agreement is subject to alternative dispute resolution procedures. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.
Audit Fees
The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2013 and 2014, for reviews of our consolidated financial statements included in our Forms 10-Q for 2013 and 2014, for consultation concerning financial accounting and reporting standards during 2013 and 2014, for procedures related to registration statements and other SEC filings in 2013 and 2014 and for an audit of internal control over financial reporting for 2013 and 2014 were $1,667,508 and $1,676,143, respectively.
Audit-Related Fees
There were no fees billed during fiscal years 2013 and 2014 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption "Audit Fees."
Tax Fees
The aggregate fees billed in fiscal years 2013 and 2014 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $77,045 and $111,950, respectively. These services included consultation concerning tax planning and compliance.
All Other Fees
No fees were billed in fiscal years 2013 and 2014 for products and services provided by Ernst & Young LLP, other than as set forth above.
Our audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com. The charter requires our audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by our audit committee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 23, 2015, the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our common units; (2) the current directors and nominees of our general partner’s board of directors; (3) the current NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name and Address of Beneficial Owner, Director, Nominee or NEO	Our Common Units	Percentage of Common Units
Tortoise Capital Advisors, L.L.C.(1)	15,684,647	6.9
Walter R. Arnheim(2)	3,755	*
Robert G. Croyle(2)	3,758	*
Patrick C. Eilers(2)	1,044	*
James C. Kempner(2)	30,559	*
Michael N. Mears(2)	169,264	*
Stacy P. Methvin(2)	—	*
James R. Montague(2)	21,952	*
Barry R. Pearl(2)	10,952	*
Douglas J. May(2)	23,006	*
Michael P. Osborne(2)	500	*
Brett C. Riley(2)	57,316	*
Jeff R. Selvidge(2)	22,499
All Current Directors and Executive Officers as a Group (15 persons)	527,673	*

*	represents less than 1%

(1)
A filing with the SEC on February 10, 2015 indicates that Tortoise Capital Advisors, L.L.C., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, may be deemed to be the beneficial owner of the number of common units above indicated. The address of Tortoise Capital Advisors, L.L.C. is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

(2)	The contact address for our directors, nominees and NEOs is One Williams Center, Tulsa, Oklahoma 74172.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The table set forth below provides information concerning awards that may be issued from the LTIP as of December 31, 2014. For more information regarding the material features of the LTIP, please read Note 15 — Long-Term Incentive Plan of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Security Holders	1,479,107	965,521
Total	1,479,107	965,521

(1)
Phantom units and performance awards are the only types of awards that may be granted pursuant to the LTIP. The amount above includes units held in reserve for potential performance results. We have the right to issue new units as part of the LTIP, and we have the right to settle any future LTIP awards with cash. Units or cash awarded pursuant to the LTIP are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory minimum tax withholdings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our compensation committee during the last fiscal year were Messrs. Croyle, Kempner and Montague. No member of our compensation committee has ever served as an officer or employee of the Partnership or our general partner.
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
Review, Approval or Ratification of Transactions with Related Persons
Recognizing that related person transactions present a heightened risk of conflicts of interest and improper valuation, our general partner’s board of directors has adopted a written policy, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•
By a specially appointed conflicts committee of our general partner’s board of directors, if the related person transaction is between our general partner or any of its affiliates, on the one hand, and us, any operating partnerships, any partner or assignee, on the other hand;

•
If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2014, we are aware that Mr. Osborne inadvertently omitted a transaction of phantom units on his Form 3 in April 2014, which has since been amended. Otherwise, we believe all other reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 were satisfied.
CODE OF ETHICS
Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Michael N. Mears, and principal financial and accounting officer, Michael P. Osborne, and a code of business conduct that applies to all officers and directors of our general partner and to our employees. You may view each of these codes on our website at www.magellanlp.com.
UNITHOLDER PROPOSALS FOR 2016
ANNUAL MEETING OF LIMITED PARTNERS
Any common unitholder entitled to vote at our 2016 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner or submit other proposals for consideration at the annual meeting by complying with the notice procedures discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act or the law of any other state in which we are qualified to do business.
As required by the SEC rules, the deadline for submitting any proposal for consideration at our 2016 annual meeting is October 26, 2015. However, our limited partnership agreement allows a unitholder to nominate a person to our general partner's board of directors between December 10, 2015 and December 25, 2015. To submit a proposal, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 and must include: (1) information regarding the proposal or as to each person whom the unitholder proposes to nominate for election or re-election as a director of our general partner, all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the number of units which are owned by the unitholder.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, through which we make our SEC filings available.
You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling or writing to us at the following address:
Investor Relations Department
Magellan Midstream Partners, L.P.
One Williams Center
Tulsa, Oklahoma 74172
Local phone: (918) 574-7000
Toll-free phone: (877) 934-6571
If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.
You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.
The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.
FORM OF PROXY CARD

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Central Time, on April 23, 2015.

Vote by Internet

• Go to www.investorvote.com/MMP

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US Territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside of the designated areas. X
Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals – The Board recommends a vote FOR all nominees and FOR Proposal 2 and Proposal 3.

1. Election of Directors:	For	Withhold
01 – Robert G. Croyle	o	o
02 – Stacy P. Methvin	o	o
03 – Barry R. Pearl	o	o

2. Advisory Resolution to Approve Executive Compensation	For	Against	Abstain
	o	o	o

3. Ratification of Appointment of Independent Auditor	For	Against	Abstain
	o	o	o

B Non-Voting Items

Change of Address –Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. o
C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 –Please keep signature within the box.	Signature 2 – Please keep signature within the box.

Proxy – Magellan Midstream Partners, L.P.

Notice of 2015 Annual Meeting of Limited Partners
Williams Resource Center
One Williams Center
Tulsa, Oklahoma
Proxy Solicited by Board of Directors for the Annual Meeting – April 23, 2015, 10:00 a.m. Central Time

The undersigned hereby appoints Douglas J. May and Michael N. Mears, or either of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the common units of Magellan Midstream Partners, L.P. (the "Partnership") that the undersigned may be entitled to vote at the Annual Meeting of Limited Partners of the Partnership to be held on April 23, 2015 or at any postponement or adjournment thereof in the manner shown on this form as to the matters listed on the reverse side and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, with all the rights and powers the undersigned would possess if personally present.

This proxy when properly executed will be voted in the manner directed on the reverse side, or if no such direction is indicated on the reverse side, in accordance with the recommendation of the board of directors of the general partner.